Exhibit 99.1
811 Louisiana, Suite 2100 Houston, TX 77002 713.584.1000

Targa Resources Corp. Reports First Quarter 2024 Financial Results

HOUSTON – May 2, 2024 - Targa Resources Corp. (NYSE: TRGP) (“TRGP,” the “Company” or “Targa”) today reported first quarter 2024 results.

First quarter 2024 net income attributable to Targa Resources Corp. was $275.2 million compared to $497.0 million for the first quarter of 2023. The Company reported record adjusted earnings before interest, income taxes, depreciation and amortization, and other non-cash items (“adjusted EBITDA”)(1) of $966.2 million for the first quarter of 2024 compared to $940.6 million for the first quarter of 2023.

Highlights

•
Record adjusted EBITDA for the first quarter of $966.2 million
•
Record Permian and liquefied petroleum gas (“LPG”) export volumes during the first quarter
•
Starting up its new 120 thousand barrels per day (“MBbl/d”) Train 9 fractionator in Mont Belvieu, TX in early May
•
Announced a new 275 million cubic feet per day (“MMcf/d”) Permian Midland gas plant
•
Announced a 150 MBbl/d Train 11 fractionator in Mont Belvieu
•
No change to 2024 and 2025 growth capital estimates
•
Declared a 50% increase to its quarterly cash dividend for the first quarter to $3.00 per share annualized
•
Repurchased approximately $124 million of common stock during the first quarter
•
Continue to estimate full year 2024 adjusted EBITDA between $3.7 billion and $3.9 billion

On April 11, 2024, the Company declared a quarterly cash dividend of $0.75 per common share, or $3.00 per common share on an annualized basis, for the first quarter of 2024. This dividend represents a 50 percent increase over the common dividend declared with respect to the first quarter of 2023. Total cash dividends of approximately $166 million will be paid on May 15, 2024 on all outstanding shares of common stock to holders of record as of the close of business on April 30, 2024.

Targa repurchased 1,186,444 shares of its common stock during the first quarter of 2024 at a weighted average per share price of $104.26 for a total net cost of $123.7 million. There was $646.4 million remaining under the Company’s $1.0 billion common share repurchase program as of March 31, 2024.

First Quarter 2024 - Sequential Quarter over Quarter Commentary

Targa reported record first quarter adjusted EBITDA of $966.2 million, representing a 1 percent increase compared to the fourth quarter of 2023. In the Gathering and Processing (“G&P”) segment, higher sequential adjusted operating margin was attributable to record Permian natural gas inlet volumes and higher fees, despite the impacts of harsh winter weather in January, partially offset by lower natural gas prices. In the Logistics and Transportation (“L&T”) segment, lower sequential adjusted operating margin was attributable to lower fractionation volumes, lower LPG export margin and the impacts of harsh winter weather in January, partially offset by strong NGL pipeline transportation volumes, record LPG export volumes and higher marketing margin. Fractionation volumes during the first quarter were reduced due to scheduled maintenance. Higher spot export fees resulted in higher LPG export margin during the fourth quarter of 2023. Marketing margin was higher during the first quarter due to increased seasonal optimization opportunities. Higher segment operating expenses attributable to system expansions were offset by lower general and administrative expenses due to lower compensation and benefits.

Capitalization and Liquidity

The Company’s total consolidated debt as of March 31, 2024 was $13,056.0 million, net of $87.8 million of debt issuance costs and $29.7 million of unamortized discount, with $11,534.4 million of outstanding senior notes, $500.0 million outstanding under the Company’s $1.5 billion term loan facility, $360.0 million outstanding under the Commercial Paper Program, $500.0 million outstanding under the Securitization Facility, and $279.1 million of finance lease liabilities.

Total consolidated liquidity as of March 31, 2024 was approximately $2.6 billion, including $2.4 billion available under the TRGP Revolver, $109.9 million of cash and $100.0 million available under the Securitization Facility.

Growth Projects Update

Targa is currently starting up operations at its new 120 MBbl/d Train 9 fractionator in Mont Belvieu, TX, on-time and on-budget. Construction continues on Targa’s 275 MMcf/d Greenwood II plant in Permian Midland, and its 230 MMcf/d Roadrunner II and 275 MMcf/d Bull Moose plants in Permian Delaware. In its L&T segment, construction continues on Targa’s 120 MBbl/d Train 10 fractionator in Mont Belvieu, its Daytona NGL Pipeline and Targa continues to make progress on the reactivation of Gulf Coast Fractionators (“GCF”). Targa remains on-track to complete these expansions as previously disclosed.

In May 2024, in response to increasing production and to meet the infrastructure needs of its customers, Targa announced the construction of a new 275 MMcf/d cryogenic natural gas processing plant in Permian Midland (the “Pembrook II plant”) and the construction of a new 150 MBbl/d fractionator in Mont Belvieu (“Train 11”). The Pembrook II plant is expected to begin operations in the fourth quarter of 2025 and Train 11 is expected to begin operations in the third quarter of 2026.

There is no change to Targa’s estimate for 2024 net growth capital expenditures of between $2.3 billion to $2.5 billion and Targa continues to estimate approximately $1.4 billion of net growth capital expenditures in 2025. Net maintenance capital expenditures for 2024 are estimated to be approximately $225 million.

An earnings supplement presentation and an updated investor presentation are available under Events and Presentations in the Investors section of the Company’s website at www.targaresources.com/investors/events.

Conference Call

The Company will host a conference call for the investment community at 11:00 a.m. Eastern time (10:00 a.m. Central time) on May 2, 2024 to discuss its first quarter results. The conference call can be accessed via webcast under Events and Presentations in the Investors section of the Company’s website at www.targaresources.com/investors/events, or by going directly to https://edge.media-server.com/mmc/p/f5my8ung. A webcast replay will be available at the link above approximately two hours after the conclusion of the event.

(1)
Adjusted EBITDA is a non-GAAP financial measure and is discussed under “Non-GAAP Financial Measures.”

Targa Resources Corp. – Consolidated Financial Results of Operations

	Three Months Ended March 31,
	2024	2023	2024 vs. 2023
	(In millions)
Revenues:
Sales of commodities	$3,953.0	$4,025.0	$(72.0)	(2%)
Fees from midstream services	609.4	495.5	113.9	23%
Total revenues	4,562.4	4,520.5	41.9	1%
Product purchases and fuel	3,218.0	3,019.0	199.0	7%
Operating expenses	278.0	258.2	19.8	8%
Depreciation and amortization expense	340.5	324.8	15.7	5%
General and administrative expense	86.5	82.4	4.1	5%
Other operating (income) expense	—	(0.6)	0.6	100%
Income (loss) from operations	639.4	836.7	(197.3)	(24%)
Interest expense, net	(228.6)	(168.0)	(60.6)	36%
Equity earnings (loss)	2.8	(0.2)	3.0	NM
Other, net	1.7	(3.0)	4.7	157%
Income tax (expense) benefit	(82.7)	(110.3)	27.6	25%
Net income (loss)	332.6	555.2	(222.6)	(40%)
Less: Net income (loss) attributable to noncontrolling interests	57.4	58.2	(0.8)	(1%)
Net income (loss) attributable to Targa Resources Corp.	275.2	497.0	(221.8)	(45%)
Premium on repurchase of noncontrolling interests, net of tax	—	490.7	(490.7)	(100%)
Net income (loss) attributable to common shareholders	$275.2	$6.3	$268.9	NM
Financial data:
Adjusted EBITDA (1)	$966.2	$940.6	$25.6	3%
Adjusted cash flow from operations (1)	738.4	771.2	(32.8)	(4%)
Adjusted free cash flow (1)	2.8	314.0	(311.2)	(99%)

(1)
Adjusted EBITDA, adjusted cash flow from operations and adjusted free cash flow are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”

NM Due to a low denominator, the noted percentage change is disproportionately high and as a result, considered not meaningful.

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023

The decrease in commodity sales reflects lower natural gas and NGL prices ($589.0 million), the unfavorable impact of hedges ($258.4 million) and lower condensate volumes ($7.4 million), partially offset by higher NGL and natural gas volumes ($759.3 million) and higher condensate prices ($23.4 million).

The increase in fees from midstream services is primarily due to higher gas gathering and processing fees, and higher export volumes.

The increase in product purchases and fuel reflects higher NGL and natural gas volumes and higher condensate prices, partially offset by lower natural gas and NGL prices.

The increase in operating expenses is primarily due to higher rental and labor costs as a result of increased activity and system expansions.

See “—Review of Segment Performance” for additional information on a segment basis.

The increase in depreciation and amortization expense is primarily due to the impact of system expansions on the Company’s asset base, partially offset by the shortening of depreciable lives of certain assets that were idled in the second quarter of 2023 and subsequently shut down in the third quarter of 2023.

The increase in interest expense, net, is due to recognition of cumulative interest on a 2024 legal ruling associated with the Splitter Agreement and higher borrowings, partially offset by an increase in capitalized interest.

The decrease in income tax expense is primarily due to a decrease in pre-tax book income.

The premium on repurchase of noncontrolling interests, net of tax is due to the Grand Prix Transaction in 2023.

Review of Segment Performance

The following discussion of segment performance includes inter-segment activities. The Company views segment operating margin and adjusted operating margin as important performance measures of the core profitability of its operations. These measures are key components of internal financial reporting and are reviewed for consistency and trend analysis. For a discussion of adjusted operating margin, see “Non-GAAP Financial Measures ― Adjusted Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation.

The Company operates in two primary segments: (i) Gathering and Processing; and (ii) Logistics and Transportation.

Gathering and Processing Segment

The Gathering and Processing segment includes assets used in the gathering and/or purchase and sale of natural gas produced from oil and gas wells, removing impurities and processing this raw natural gas into merchantable natural gas by extracting NGLs; and assets used for the gathering and terminaling and/or purchase and sale of crude oil. The Gathering and Processing segment’s assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK) and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast and the Gulf of Mexico.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2024	2023	2024 vs. 2023
	(In millions, except operating statistics and price amounts)
Operating margin	$556.4	$538.4	$18.0	3%
Operating expenses	188.1	181.4	6.7	4%
Adjusted operating margin	$744.5	$719.8	$24.7	3%
Operating statistics (1):
Plant natural gas inlet, MMcf/d (2) (3)
Permian Midland (4)	2,746.1	2,348.6	397.5	17%
Permian Delaware	2,648.9	2,495.1	153.8	6%
Total Permian	5,395.0	4,843.7	551.3	11%

SouthTX (5)	304.9	355.9	(51.0)	(14%)
North Texas	184.5	195.5	(11.0)	(6%)
SouthOK (5)	357.2	383.9	(26.7)	(7%)
WestOK	210.1	204.1	6.0	3%
Total Central	1,056.7	1,139.4	(82.7)	(7%)

Badlands (5) (6)	127.1	131.8	(4.7)	(4%)
Total Field	6,578.8	6,114.9	463.9	8%

Coastal	524.7	509.2	15.5	3%

Total	7,103.5	6,624.1	479.4	7%
NGL production, MBbl/d (3)
Permian Midland (4)	392.8	335.0	57.8	17%
Permian Delaware	307.0	320.8	(13.8)	(4%)
Total Permian	699.8	655.8	44.0	7%

SouthTX (5)	28.9	38.4	(9.5)	(25%)
North Texas	21.9	23.0	(1.1)	(5%)
SouthOK (5)	28.1	38.8	(10.7)	(28%)
WestOK	11.7	13.1	(1.4)	(11%)
Total Central	90.6	113.3	(22.7)	(20%)

Badlands (5)	14.6	15.4	(0.8)	(5%)
Total Field	805.0	784.5	20.5	3%

Coastal	39.1	36.2	2.9	8%

Total	844.1	820.7	23.4	3%
Crude oil, Badlands, MBbl/d	94.4	110.6	(16.2)	(15%)
Crude oil, Permian, MBbl/d	27.6	25.5	2.1	8%
Natural gas sales, BBtu/d (3)	2,650.5	2,572.5	78.0	3%
NGL sales, MBbl/d (3)	498.8	459.1	39.7	9%
Condensate sales, MBbl/d	19.1	19.8	(0.7)	(4%)
Average realized prices (7):
Natural gas, $/MMBtu	1.50	2.63	(1.13)	(43%)
NGL, $/gal	0.48	0.52	(0.04)	(8%)
Condensate, $/Bbl	77.22	66.34	10.88	16%

(1)
Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.
(2)
Plant natural gas inlet represents the Company’s undivided interest in the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant, other than Badlands.
(3)
Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales and NGL sales exclude producer take-in-kind volumes.

(4)
Permian Midland includes operations in WestTX, of which the Company owns a 72.8% undivided interest, and other plants that are owned 100% by the Company. Operating results for the WestTX undivided interest assets are presented on a pro-rata net basis in the Company’s reported financials.
(5)
Operations include facilities that are not wholly owned by the Company.
(6)
Badlands natural gas inlet represents the total wellhead volume and includes the Targa volumes processed at the Little Missouri 4 plant.
(7)
Average realized prices, net of fees, include the effect of realized commodity hedge gain/loss attributable to the Company’s equity volumes. The price is calculated using total commodity sales plus the hedge gain/loss as the numerator and total sales volume as the denominator, net of fees.

The following table presents the realized commodity hedge gain (loss) attributable to the Company’s equity volumes that are included in the adjusted operating margin of the Gathering and Processing segment:

	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	14.4	$1.27	$18.3	19.7	$1.35	$26.5
NGL (MMgal)	134.1	0.01	1.7	184.1	0.05	9.5
Crude oil (MBbl)	0.4	(7.25)	(2.9)	0.6	(4.67)	(2.8)
			$17.1			$33.2

(1)
The price spread is the differential between the contracted derivative instrument pricing and the price of the corresponding settled commodity transaction.

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023

The increase in adjusted operating margin was due to higher natural gas inlet volumes and higher fees in the Permian, partially offset by lower natural gas and NGL prices. The increase in natural gas inlet volumes in the Permian was attributable to the addition of the Legacy II plant during the first quarter of 2023, the Midway plant during the second quarter of 2023, the Greenwood and Wildcat II plants during the fourth quarter of 2023, and continued strong producer activity. Natural gas inlet volumes in the Central region decreased primarily due to lower volumes in SouthTX and lower producer activity in the first quarter of 2024.

The increase in operating expenses was primarily due to higher volumes in the Permian and the addition of the Legacy II, Midway, Greenwood and Wildcat II plants.

Logistics and Transportation Segment

The Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling, and marketing of NGLs and NGL products, including services to LPG exporters and certain natural gas supply and marketing activities in support of the Company’s other businesses. The Logistics and Transportation segment also includes Grand Prix NGL Pipeline, which connects the Company’s gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with the Company’s Downstream facilities in Mont Belvieu, Texas. The associated assets are generally connected to and supplied in part by the Company’s Gathering and Processing segment and, except for the pipelines and smaller terminals, are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2024	2023	2024 vs. 2023
	(In millions, except operating statistics)
Operating margin	$532.1	$529.1	$3.0	1%
Operating expenses	90.0	76.5	13.5	18%
Adjusted operating margin	$622.1	$605.6	$16.5	3%
Operating statistics MBbl/d (1):
NGL pipeline transportation volumes (2)	717.8	536.8	181.0	34%
Fractionation volumes	797.2	758.8	38.4	5%
Export volumes (3)	439.0	373.4	65.6	18%
NGL sales	1,227.6	1,007.6	220.0	22%

(1)
Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.
(2)
Represents the total quantity of mixed NGLs that earn a transportation margin.
(3)
Export volumes represent the quantity of NGL products delivered to third-party customers at the Company’s Galena Park Marine Terminal that are destined for international markets.

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023

The increase in adjusted operating margin was due to higher pipeline transportation and fractionation margin and higher LPG export margin, largely offset by lower marketing margin which benefited from greater seasonal optimization opportunities in the prior year. Pipeline transportation and fractionation volumes benefited from higher supply volumes primarily from the Company’s Permian Gathering and Processing systems and higher fees. LPG export margin increased due to higher volumes as the company benefited from the completion of its export expansion during the third quarter of 2023 and the Houston Ship Channel allowing night-time vessel transits.

The increase in operating expenses was due to higher system volumes, higher repairs and maintenance and higher compensation and benefits.

Other

	Three Months Ended March 31,
	2024	2023	2024 vs. 2023
	(In millions)
Operating margin	$(22.1)	$175.8	$(197.9)
Adjusted operating margin	$(22.1)	$175.8	$(197.9)

Other contains the results of commodity derivative activity mark-to-market gains/losses related to derivative contracts that were not designated as cash flow hedges. The Company has entered into derivative instruments to hedge the commodity price associated with a portion of the Company’s future commodity purchases and sales and natural gas transportation basis risk within the Company’s Logistics and Transportation segment.

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary domestic midstream infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and NGLs to domestic and international markets with growing demand for cleaner fuels and feedstocks. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting, and purchasing and selling natural gas; transporting, storing, fractionating, treating, and purchasing and selling NGLs and NGL products, including services to LPG exporters; and gathering, storing, terminaling, and purchasing and selling crude oil.

Targa is a FORTUNE 500 company and is included in the S&P 500.

For more information, please visit the Company’s website at www.targaresources.com.

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: adjusted EBITDA, adjusted cash flow from operations, adjusted free cash flow and adjusted operating margin (segment). The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures.

The Company utilizes non-GAAP measures to analyze the Company’s performance. Adjusted EBITDA, adjusted cash flow from operations, adjusted free cash flow and adjusted operating margin (segment) are non-GAAP measures. The GAAP measures most directly comparable to these non-GAAP measures are income (loss) from operations, Net income (loss) attributable to Targa Resources Corp. and segment operating margin. These non-GAAP measures should not be considered as an alternative to GAAP measures and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measures exclude some, but not all, items that affect income and segment operating margin, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted Operating Margin

The Company defines adjusted operating margin for the Company’s segments as revenues less product purchases and fuel. It is impacted by volumes and commodity prices as well as by the Company’s contract mix and commodity hedging program.

Gathering and Processing adjusted operating margin consists primarily of:

•
service fees related to natural gas and crude oil gathering, treating and processing; and
•
revenues from the sale of natural gas, condensate, crude oil and NGLs less producer settlements, fuel and transport and the Company’s equity volume hedge settlements.

Logistics and Transportation adjusted operating margin consists primarily of:

•
service fees (including the pass-through of energy costs included in certain fee rates);
•
system product gains and losses; and
•
NGL and natural gas sales, less NGL and natural gas purchases, fuel, third-party transportation costs and the net inventory change.

The adjusted operating margin impacts of mark-to-market hedge unrealized changes in fair value are reported in Other.

Adjusted operating margin for the Company’s segments provides useful information to investors because it is used as a supplemental financial measure by management and by external users of the Company’s financial statements, including investors and commercial banks, to assess:

•
the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;
•
the Company’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and
•
the viability of capital expenditure projects and acquisitions and the overall rates of return on alternative investment opportunities.

Management reviews adjusted operating margin and operating margin for the Company’s segments monthly as a core internal management process. The Company believes that investors benefit from having access to the same financial measures that management uses in evaluating the Company’s operating results. The reconciliation of the Company’s adjusted operating margin to the most directly comparable GAAP measure is presented under “Review of Segment Performance.”

Adjusted EBITDA

The Company defines adjusted EBITDA as Net income (loss) attributable to Targa Resources Corp. before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Adjusted Cash Flow from Operations and Adjusted Free Cash Flow

The Company defines adjusted cash flow from operations as adjusted EBITDA less cash interest expense on debt obligations and cash tax (expense) benefit. The Company defines adjusted free cash flow as adjusted cash flow from operations less maintenance capital expenditures (net of any reimbursements of project costs) and growth capital expenditures, net of contributions from noncontrolling interest and contributions to investments in unconsolidated affiliates. Adjusted cash flow from operations and adjusted free cash flow are performance measures used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess the Company’s ability to generate cash earnings (after servicing the Company’s debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

The following table presents a reconciliation of Net income (loss) attributable to Targa Resources Corp. to adjusted EBITDA, adjusted cash flow from operations and adjusted free cash flow for the periods indicated:

	Three Months Ended March 31,
	2024	2023
	(In millions)
Reconciliation of Net income (loss) attributable to Targa Resources Corp. to Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow
Net income (loss) attributable to Targa Resources Corp.	$275.2	$497.0
Interest (income) expense, net	228.6	168.0
Income tax expense (benefit)	82.7	110.3
Depreciation and amortization expense	340.5	324.8
(Gain) loss on sale or disposition of assets	(1.1)	(1.5)
Write-down of assets	1.0	0.9
Equity (earnings) loss	(2.8)	0.2
Distributions from unconsolidated affiliates	6.3	2.6
Compensation on equity grants	14.6	15.0
Risk management activities	22.0	(175.7)
Noncontrolling interests adjustments (1)	(0.8)	(1.0)
Adjusted EBITDA	$966.2	$940.6
Interest expense on debt obligations (2)	(224.9)	(165.1)
Cash taxes	(2.9)	(4.3)
Adjusted Cash Flow from Operations	$738.4	$771.2
Maintenance capital expenditures, net (3)	(49.8)	(41.8)
Growth capital expenditures, net (3)	(685.8)	(415.4)
Adjusted Free Cash Flow	$2.8	$314.0

(1)
Noncontrolling interest portion of depreciation and amortization expense.
(2)
Excludes amortization of interest expense. The three months ended March 31, 2024 includes $54.9 million of interest expense associated with the Splitter Agreement ruling.
(3)
Represents capital expenditures, net of contributions from noncontrolling interests and includes contributions to investments in unconsolidated affiliates.

The following table presents a reconciliation of estimated net income of the Company to estimated adjusted EBITDA for 2024:

2024E
(In millions)
Reconciliation of Estimated Net Income Attributable to Targa Resources Corp. to
Estimated Adjusted EBITDA
Net income attributable to Targa Resources Corp.	$1,215.0
Interest expense, net (1)	790.0
Income tax expense	365.0
Depreciation and amortization expense	1,350.0
Equity earnings	(20.0)
Distributions from unconsolidated affiliates	25.0
Compensation on equity grants	63.0
Risk management and other	22.0
Noncontrolling interests adjustments (2)	(10.0)
Estimated Adjusted EBITDA	$3,800.0

(1)
Includes $54.9 million of interest expense associated with the Splitter Agreement ruling.
(2)
Noncontrolling interest portion of depreciation and amortization expense.

Regulation FD Disclosures

The Company uses any of the following to comply with its disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. The Company routinely posts important information on its website at www.targaresources.com, including information that may be deemed to be material. The Company encourages investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements, including statements regarding our projected financial performance, capital spending and payment of future dividends. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the timing and success of our completion of capital projects and business development efforts, the expected growth of volumes on our systems, the impact of pandemics or any other public health crises, commodity price volatility due to ongoing or new global conflicts, the impact of disruptions in the bank and capital markets, including those resulting from lack of access to liquidity for banking and financial services firms, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company’s investor relations department by email at InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Vice President, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer